Incorporated under the Laws of the State of Nevada

NUMBER

CRYOPORT

SHARES

SEE REVERSE FOR
CERTAIN DEFINITIONS

CUSIP 229050 10 9

This certifies that

is the Owner of

Fully paid and non-assessable shares of Common Stock of

CRYOPORT, INC.

transferable on the books of the Corporation in person or by duly authorized attorney upon surrender of this certificate properly endorsed.
This certificate is not valid unless countersigned by the Transfer Agent.

Witness the facsimile seal of the Corporation and the facsimile signatures of its duly authorized officers.

Dated

Chief Executive Officer

CRYOPORT, INC.
CORPORATE
Seal
NEVADA

COUNTERSIGNED
INTEGRITY STOCK TRANSFER
HENDERSON, NV 89014

BY ______________________
Authorized Signature